Exhibit 99.1

B. Riley Financial Reports Preliminary Unaudited Fourth Quarter and Full Year 2023 Results; Declares Quarterly Dividend of $0.50 per share

LOS ANGELES, February 29, 2024 – B. Riley Financial, Inc. (NASDAQ: RILY) (“B. Riley” or the “Company”), a diversified financial services platform, today released preliminary unaudited financial results for the three and twelve-month periods ending December 31, 2023. These financial results are subject to completion of the ongoing audit of the Company’s annual financial statements.

Financial Highlights – Preliminary Unaudited

Fourth quarter ended December 31, 2023:

●	Total revenues were $347 million compared to $382 million for the fourth quarter of 2022

●	Net loss available to common shareholders was $70 million, or $2.32 diluted loss per share

●	Operating revenues(2) of $395 million compared to $449 million in the prior year quarter

●	Operating adjusted EBITDA(3) of $79 million compared to $110 million in the prior year quarter

Full year ended December 31, 2023:

●	Total revenues increased 52% to $1.65 billion in 2023, up from $1.08 billion in 2022

●	Net loss of $86 million for the full year driven primarily by non-cash impairment charge of $71 million

●	Operating revenues (2) increased 25% to $1.63 billion in 2023, up from $1.31 billion in 2022

●	Operating adjusted EBITDA (3) of $368 million compared to $394 million in the prior year

●	Total adjusted EBITDA(1) increased to $240 million in 2023, up from $32 million in 2022

Bryant Riley, Chairman and Co-Chief Executive Officer of B. Riley Financial, commented: “Since our founding as a fundamental stock research firm over 27 years ago, we have invested opportunistically to build our platform and to enable our clients’ success. This has been our stated strategy from the beginning – and with tailwinds in small caps, we believe B. Riley is poised to gain market share. This is our core business, and where we will continue to invest. We have reduced our dividend by 50 percent to focus on the many opportunities we have to invest in our own business, including potentially repurchasing our debt at attractive prices. As we look ahead, our focus remains on charting the best path forward for our business, employees, and shareholders.”

Tom Kelleher, Co-Chief Executive Officer of B. Riley Financial, added: “2023 saw notable progress across the majority of our subsidiaries. Non-cash investment losses and an impairment charge masked what was otherwise a strong year for our core businesses. During 2023, financial consulting revenues and operating income grew 36% and 86%, respectively; segment income from our communications portfolio increased by 15%; and our wealth management business returned to profitability. Over the last 10 years, we have diversified our company by investing in and acquiring businesses that can benefit from and grow on our platform. On balance, each of our core financial services businesses have performed better than prior to our acquisition and involvement in these businesses. Our team continues to demonstrate complete focus and dedication, and this is truly what has been paramount to both our and our clients’ collective success.”

Declaration of Common Dividend

The Company’s Board of Directors has approved a quarterly dividend of $0.50 per common share which will be payable on or about March 22, 2024 to common shareholders of record as of March 11, 2024.

www.brileyfin.com | NASDAQ: RILY	1

Notice of Late Filing

The Company will file a Form 12b-25 with the SEC to provide notice of the late filing of its Annual Report on Form 10-K for the year ended December 31, 2023. The Company notes that it is unable, without unreasonable effort or expense, to file its Annual Report on Form 10-K for the year ended December 31, 2023 by February 29, 2024, the required filing date, due to delays experienced in finalizing the Company’s financial statements. This delay resulted from the dedication of time and resources expended by the Company related to the review by the Audit Committee of the Company’s Board of Directors, with the assistance of outside counsel, of the Company’s transactions with Brian Kahn. The Company is compiling the required information to complete its Annual Report and it does not anticipate any significant changes to the financial results for the fourth quarter and year ended December 31, 2023 as disclosed.

Review of Strategic Alternatives

The Company announced separately today that it has retained Moelis & Company as an independent financial advisor to commence a review of strategic alternatives for the appraisal and asset disposition businesses, collectively formerly known as Great American Group. There is no guarantee any potential transaction will result from this strategic review.

Preliminary Unaudited Financial Results for the Fourth Quarter and Full Year 2023

Preliminary (Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands, except for share data)	2023	2022	2023	2022

Net loss available to common shareholders	$(70,042)	$(59,447)	$(86,371)	$(167,837)

Basic loss per common share	$(2.32)	$(2.08)	$(2.95)	$(5.95)
Diluted loss per common share	$(2.32)	$(2.08)	$(2.95)	$(5.95)

Preliminary (Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands)	2023	2022	2023	2022

Operating Revenues (2)	$395,026	$448,831	$1,633,275	$1,310,425
Investment (Loss) Gains (4)	(48,521)	(66,739)	13,910	(229,755)
Total Revenues	$346,505	$382,092	$1,647,185	$1,080,670

Operating Adjusted EBITDA (3)	$78,855	$109,876	$367,604	$393,585
Investment Adjusted EBITDA (5)	(101,821)	(123,916)	(127,727)	(361,303)
Total Adjusted EBITDA (1)	$(22,966)	$(14,040)	$239,877	$32,282

Certain of the information set forth herein, including Adjusted EBITDA(1), Operating Revenues(2), and Operating Adjusted EBITDA(3), may be considered non-GAAP financial measures. Information about B. Riley Financial’s use of non-GAAP financial measures is provided below under “Use of Non-GAAP Financial Measures.”

For the fourth quarter ended December 31, 2023

●	Total revenues were $347 million compared to $382 million in the fourth quarter of 2022.

●	Net loss attributable to common shareholders of $70 million, or $2.32 diluted loss per share, was primarily due to non-cash goodwill and tradename impairment charges of $34 million related to Targus, and unrealized investment losses.

●	Operating revenues(2) were $395 million for the fourth quarter of 2023, compared to $449 million in the prior year quarter.

●	Operating adjusted EBITDA (3) of $79 million compared to $110 million for the fourth quarter of 2022.

www.brileyfin.com | NASDAQ: RILY	2

For the full year ended December 31, 2023

●	Total revenues increased 52% to $1.65 billion, up from $1.08 billion in 2022.

●	Net loss of $86 million for 2023 primarily related non-cash goodwill and tradename impairment charges of $71 million related to Targus, and unrealized investment losses.

●	Operating revenues (2) increased 25% to $1.63 billion in 2023, up from $1.31 billion in 2022.

●	Operating adjusted EBITDA (3) decreased to $368 million in 2023 compared to $394 million in 2022.

●	Total adjusted EBITDA(1) increased to $240 million in 2023, up from $32 million in 2022.

Investment gains and losses(4) include realized and unrealized gains and losses on our investments, whether realized from dispositions or unrealized due to changes in mark-to-market prices. These investment gains and losses have caused, and will continue to cause, volatility in our periodic earnings. For this reason, the Company generally discusses its financial performance in the context of operating revenues(2) and operating adjusted EBITDA(3) which may be considered non-GAAP financial measures. During the fourth quarter, the Company recast its operating metrics to include revenues from fixed income trading. This adjustment is reflected in the reconciliation for operating revenues and operating adjusted EBITDA.

Preliminary Unaudited Segment Financial Summary for the Fourth Quarter of 2023:

	Segment Revenues		Segment Income (Loss)
	Three Months Ended December 31,		Three Months Ended December 31,
(Dollars in thousands)	2023	2022	2023	2022
Capital Markets	$87,558	$72,304	$(2,668)	$(8,007)
Wealth Management	49,350	46,217	683	(7,414)
Auction and Liquidation	9,439	59,778	(1,147)	12,372
Financial Consulting	40,123	25,427	7,816	4,412
Communications	82,021	87,944	6,468	11,205
Consumer Products	54,046	77,821	(35,146)	8,188

	Segment Revenues		Segment Income (Loss)
(Dollars in thousands)	Three Months Ended December 31,		Three Months Ended December 31,
Capital Markets	2023	2022	2023	2022
Operating	$137,363	$138,346	$47,137	$55,520
Investment	(49,805)	(66,042)	(49,805)	(63,527)
Total	$87,558	$72,304	$(2,668)	$(8,007)

www.brileyfin.com | NASDAQ: RILY	3

Preliminary Unaudited Segment Financial Summary for the Full Year 2023:

	Segment Revenues		Segment Income (Loss)
	Twelve Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands)	2023	2022	2023	2022
Capital Markets	$574,587	$327,596	$198,428	$81,602
Wealth Management	198,245	234,257	3,097	(34,320)
Auction and Liquidation	103,265	74,096	21,371	12,600
Financial Consulting	133,705	98,508	30,420	16,312
Communications	337,689	235,655	34,725	30,320
Consumer Products	233,202	77,821	(75,318)	8,188

	Segment Revenues		Segment Income (Loss)
(Dollars in thousands)	Twelve Months Ended December 31,		Twelve Months Ended December 31,
Capital Markets	2023	2022	2023	2022
Operating	$561,789	$556,511	$198,512	$246,998
Investment	12,798	(228,915)	(84)	(165,396)
Total	$574,587	$327,596	$198,428	$81,602

Segment Highlights

●	Capital Markets segment revenues increased 75% to $575 million in 2023, up from $328 million in 2022. Segment income increased 143% to $198 million in 2023, up from $82 million in 2022. Excluding investment gains and losses,(4) segment operating revenues(2) increased to $562 million, up from $557 million in 2022 primarily driven by investment banking and institutional brokerage activities at B. Riley Securities. Despite relatively subdued equity capital markets activity during the quarter, investment banking benefitted from an uptick in M&A and recently gained significant market share in debt capital markets. Sales and trading demonstrated sequential improvement, supported by increased contribution from fixed income trading. Investment banking restructuring has continued to see an uptick in activity.

●	Wealth Management returned to profitability in 2023 following the operational realignment of this business throughout 2021 and 2022. Segment revenues were $198 million in 2023. For the fourth quarter, revenues and fee-based assets increased year-over-year, compared to the fourth quarter of 2022. Assets under management totaled $25.4 billion at December 31, 2023.

●	Auction and Liquidation revenues increased 39% to $103 million in 2023, up from $74 million in 2022 driven by a significant uptick in retail liquidation activity in the U.S. and Canada during 2023, and continued levels of retail liquidation activity in Europe. Segment income increased 70% to $21 million, up from $13 million in the prior year. Results for this segment vary quarter-to-quarter and year-to-year due to the episodic impact of large retail liquidation engagements.

●	Financial Consulting maintained strong steady growth throughout 2023. Segment revenues increased 36% to $134 million in 2023, up from $99 million in 2022 primarily driven by an increase of bankruptcy and litigation consulting assignments and appraisal engagements, and real estate restructuring projects. Segment income increased 86% to $30 million, up from $16 million in the prior year. The fourth quarter saw another record revenue period for our consulting division, along with increased revenues from the appraisal division.

●	Communications segment revenues increased 43% to $338 million in 2023, up from $236 million primarily due to acquisitions completed during late 2022. On a combined basis, segment income from communications businesses increased 15% to $35 million in 2023 from $30 million in the prior year.

●	Consumer Products segment revenues include the sale of goods from Targus, which was impacted by continued softness in the global PC and tablet marketplace throughout 2023. This resulted in non-cash goodwill and tradename impairment charges of approximately $71 million in 2023. As global sales improve, the Company believes Targus is well positioned to gain market share as the worldwide leader in its category.

Dividend income related to securities owned and our Brand investments increased 33% to $48 million in 2023, up from $36 million in 2022.

www.brileyfin.com | NASDAQ: RILY	4

Realignment of Segment Reporting

The Company re-aligned its segment reporting during the fourth quarter of 2023. These changes resulted in Targus’s operations being reported on a standalone basis in the Consumer Products segment and the operations related to brand licensing that was previously reported in the Consumer segment being reported in the All Other Category that is reported with Corporate and Other. The Company has recast the financial data for the Consumer Products segment and reporting of the All Other Category for all periods presented.

Balance Sheet Summary

At December 31, 2023, cash and investments(6) totaled $1.90 billion, including $232 million of cash and cash equivalents; $1.11 billion in net securities and other investments owned, at fair value; and $532 million of loans receivable. Total debt, net of cash and investments,(6) was $457 million at quarter-end. Total debt was $2.36 billion as of December 31, 2023.

Earnings Call Details

B. Riley Financial will hold an investor call today, February 29, beginning at 4:30 PM ET (1:30 PM PT) to discuss its business and preliminary unaudited financial results for the fourth quarter and full year 2023. Investors may access the live audio webcast and archived recording at https://ir.brileyfin.com/events-and-presentations. A web recording will be made available for replay until March 14.

About B. Riley Financial

B. Riley Financial is a diversified financial services platform that delivers tailored solutions to meet the strategic, operational, and capital needs of its clients and partners. B. Riley leverages cross-platform expertise to provide clients with full service, collaborative solutions at every stage of the business life cycle. Through its affiliated subsidiaries, B. Riley provides end-to-end financial services across investment banking, institutional brokerage, private wealth and investment management, financial consulting, corporate restructuring, operations management, risk and compliance, due diligence, forensic accounting, litigation support, appraisal and valuation, auction, and liquidation services. B. Riley opportunistically invests to benefit its shareholders, and certain affiliates originate and underwrite senior secured loans for asset-rich companies. B. Riley refers to B. Riley Financial, Inc. and/or one or more of its subsidiaries or affiliates. For more information, please visit www.brileyfin.com.

Footnotes (See “Note Regarding Use of Non-GAAP Financial Measures” for further discussion of these non-GAAP terms. For a reconciliation of Adjusted EBITDA, Operating Revenue, Operating Adjusted EBITDA, and Investment Adjusted EBITDA to the comparable GAAP financial measures, please see the Appendix hereto.)

(1) Adjusted EBITDA includes earnings before interest, taxes, depreciation, amortization, restructuring charge, share-based payments, gain/loss on extinguishment of loans, gain on bargain purchase, impairment of goodwill and tradenames, and transaction related and other costs.

(2) Operating Revenues is defined as the sum of revenues from (i) Service and Fees, (ii) Interest Income - Loans and Securities Lending and (iii) Sales of Goods. During the fourth quarter of 2023, the Company recast its operating metrics to include revenues from fixed income trading. Operating Revenues has been adjusted to include fixed income trading revenue for the periods presented.

(3) Operating Adjusted EBITDA is defined as Adjusted EBITDA excluding (i) Trading Income (Loss) and Fair Value Adjustments on Loans, (ii) Realized and Unrealized Gains (Losses) on Investments, and (iii) other investment related expenses. During the fourth quarter of 2023, the Company recast its operating metrics to include revenues from fixed income trading. Operating Adjusted EBITDA has been adjusted to include fixed income trading revenue for the periods presented.

(4) Investment Gains (Loss) is defined as Trading Income (Loss) and Fair Value Adjustments on Loans less fixed income trading revenue.

(5) Investment Adjusted EBITDA is defined as the sum of (i) Trading Income (Loss) and Fair Value Adjustments on Loans and (ii) Realized and Unrealized Gains (Losses) on Investments, less fixed income trading revenue and other investment related expenses.

(6) Total cash and investments is defined as the sum of cash and cash equivalents, net of noncontrolling interest, restricted cash, due from clearing brokers net of due to clearing brokers, securities and other investments owned, at fair value net of (i) securities sold not yet purchased and (ii) noncontrolling interest related to investments, advances against customer contracts, loans receivable, at fair value net of loan participations sold, and other investments reported in prepaid and other assets.

(7) Segment Operating Income (Loss) is defined as segment income (loss) including fixed income trading revenues and excluding trading income (loss) and fair value adjustments on loans and other investment related operating expenses.

www.brileyfin.com | NASDAQ: RILY	5

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including operating revenues, adjusted EBITDA, operating adjusted EBITDA, and investment adjusted EBITDA, may be considered non-GAAP financial measures. B. Riley Financial believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the operating performance of its business and its revenues and cash flow, (i) excluding in the case of operating revenues, trading income (losses) and fair value adjustments on loans, (ii) excluding in the case of adjusted EBITDA, net interest expense, provisions for or benefit from income taxes, depreciation, amortization, fair value adjustment, restructuring charge, gain on extinguishment of loans, gain on bargain purchase, impairment of goodwill and trade names, stock-based compensation and transaction and other expenses, (iii) excluding in the case of operating adjusted EBITDA, the aforementioned adjustments for adjusted EBITDA as well as trading income (losses) and fair value adjustments on loans, and other investment related expenses and including fixed income trading revenue, (iv) including in the case of investment adjusted EBITDA, trading income (losses) and fair value adjustments on loans, net of other investment related expenses, and excluding fixed income trading revenue and (v) including in the case of total cash and investments, cash and cash equivalents, restricted cash, due from clearing brokers net of due to clearing brokers, securities and other investments owned, at fair value net of (a) securities sold not yet purchased and (b) noncontrolling interest related to investments, advances against customer contracts, loans receivable, at fair value net of loan participations sold, and other investments reported in prepaid and other assets, that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”). In addition, the Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s operating performance, management compensation, capital resources, and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition, and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date of this press release. Such forward-looking statements include, but are not limited to, statements regarding our excitement and the expected growth of our business segments. Factors that could cause such actual results to differ materially from those contemplated or implied by such forward-looking statements include, without limitation, the risks described from time to time in B. Riley Financial, Inc.’s periodic filings with the SEC, including, without limitation, the risks described in B. Riley Financial, Inc.’s 2022 Annual Report on Form 10-K under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (as applicable). Additional information will be set forth in B. Riley Financial, Inc.’s Annual Report on Form 10-K for the year ended 2023. These factors should be considered carefully, and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and B. Riley Financial undertakes no duty to update this information.

www.brileyfin.com | NASDAQ: RILY	6

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Preliminary Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands)

	December 31,	December 31,
	2023	2022
Assets
Assets
Cash and cash equivalents	$231,964	$268,618
Restricted cash	1,875	2,308
Due from clearing brokers	51,334	48,737
Securities and other investments owned, at fair value	1,117,430	1,129,268
Securities borrowed	2,870,939	2,343,327
Accounts receivable, net	115,496	149,110
Due from related parties	2,510	1,081
Loans receivable, at fair value (includes $73,502 and $98,729 from related parties as of December 31, 2023 and December 31, 2022, respectively)	532,419	701,652
Prepaid expenses and other assets	239,572	460,696
Operating lease right-of-use asset, net	87,605	88,593
Property and equipment, net	25,206	27,141
Goodwill	471,866	512,595
Other intangible assets, net	322,014	374,098
Deferred income taxes	25,411	3,978
Total assets	$6,095,641	$6,111,202
Liabilities and Equity
Liabilities
Accounts payable	$44,550	$81,384
Accrued expenses and other liabilities	272,586	322,974
Deferred revenue	71,504	85,441
Due to related parties and partners	2,731	2,210
Due to clearing brokers	—	19,307
Securities sold not yet purchased	8,601	5,897
Securities loaned	2,859,306	2,334,031
Operating lease liabilities	98,563	99,124
Deferred income taxes	—	29,548
Notes payable	19,391	25,263
Revolving credit facility	43,801	127,678
Term loan	625,151	572,079
Senior notes payable, net	1,668,021	1,721,751
Total liabilities	5,714,205	5,426,687

Redeemable noncontrolling interests in equity of subsidiaries	—	178,622
Total B. Riley Financial, Inc. stockholders’ equity	312,713	446,514
Noncontrolling interests	68,723	59,379
Total equity	381,436	505,893
Total liabilities and equity	$6,095,641	$6,111,202

www.brileyfin.com | NASDAQ: RILY	7

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Preliminary Unaudited Condensed Consolidated Statement of Operations

(Dollars in thousands, except share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenues:
Services and fees	$260,799	$243,837	$1,004,708	$895,623
Trading (loss) income and fair value adjustments on loans	(40,271)	(58,670)	43,075	(202,628)
Interest income - Loans and securities lending	62,781	62,545	284,896	245,400
Sale of goods	63,196	134,380	314,506	142,275
Total revenues	346,505	382,092	1,647,185	1,080,670
Operating expenses:
Direct cost of services	60,606	68,496	238,794	142,455
Cost of goods sold	45,110	71,313	211,106	78,647
Selling, general and administrative expenses	205,096	208,552	828,296	714,614
Restructuring charge	1,182	995	2,131	9,011
Impairment of goodwill and tradenames	33,560	—	70,793	—
Interest expense - Securities lending and loan participations sold	38,863	22,738	145,435	66,495
Total operating expenses	384,417	372,094	1,496,555	1,011,222
Operating (loss) income	(37,912)	9,998	150,630	69,448
Other income (expense):
Interest income	420	1,482	3,875	2,735
Dividend income	12,141	9,595	47,776	35,874
Realized and unrealized gains (losses) on investments	(53,552)	(64,874)	(138,512)	(201,079)
Change in fair value of financial instruments and other	(750)	460	(4,748)	10,188
Gain on bargain purchase	15,903	—	15,903	—
(Loss) income from equity investments	(6)	285	(181)	3,570
Interest expense	(46,891)	(44,399)	(187,013)	(141,186)
Loss before income taxes	(110,647)	(87,453)	(112,270)	(220,450)
Benefit from income taxes	42,853	23,998	28,509	63,856
Net loss	(67,794)	(63,455)	(83,761)	(156,594)
Net income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests	233	(6,010)	(5,447)	3,235
Net loss attributable to B. Riley Financial, Inc.	(68,027)	(57,445)	(78,314)	(159,829)
Preferred stock dividends	2,015	2,002	8,057	8,008
Net loss available to common shareholders	$(70,042)	$(59,447)	$(86,371)	$(167,837)

Basic loss per common share	$(2.32)	$(2.08)	$(2.95)	$(5.95)
Diluted loss per common share	$(2.32)	$(2.08)	$(2.95)	$(5.95)

Weighted average basic common shares outstanding	30,248,946	28,545,714	29,265,099	28,188,530
Weighted average diluted common shares outstanding	30,248,946	28,545,714	29,265,099	28,188,530

www.brileyfin.com | NASDAQ: RILY	8

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Preliminary Unaudited Adjusted EBITDA(1) and Operating Adjusted EBITDA(3) Reconciliations

(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net loss attributable to B. Riley Financial, Inc.	$(68,027)	$(57,445)	$(78,314)	$(159,829)
Adjustments:
Benefit from income taxes	(42,853)	(23,998)	(28,509)	(63,856)
Interest expense	46,891	44,399	187,013	141,186
Interest income	(420)	(1,482)	(3,875)	(2,735)
Share based payments	9,845	15,312	45,109	61,140
Depreciation and amortization	11,502	13,443	49,604	39,969
Restructuring charge	1,182	995	2,131	9,011
Gain on bargain purchase	(15,903)	—	(15,903)	—
Loss (gain) on extinguishment of loans	—	—	5,409	(1,102)
Impairment of goodwill and tradenames	33,560	—	70,793	—
Transactions related costs and other	1,257	(5,264)	6,419	8,498
Total EBITDA adjustments	45,061	43,405	318,191	192,111
Adjusted EBITDA	$(22,966)	$(14,040)	$239,877	$32,282

Operating EBITDA Adjustments:
Trading loss (income) and fair value adjustments on loans	40,271	58,670	(43,075)	202,628
Realized and unrealized (gains) losses on investments	53,552	64,874	138,512	201,079
Fixed Income Spread	8,250	8,069	29,165	27,127
Other investment related expenses	(252)	(7,697)	3,125	(69,531)
Total Operating EBITDA Adjustments	101,821	123,916	127,727	361,303
Operating Adjusted EBITDA	$78,855	$109,876	$367,604	$393,585

www.brileyfin.com | NASDAQ: RILY	9

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Preliminary Unaudited Revenues Reconciliation

(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenues:
Capital Markets	$87,558	72,304	$574,587	327,596
Wealth Management	49,350	46,217	198,245	234,257
Auction and Liquidation	9,439	59,778	103,265	74,096
Financial Consulting	40,123	25,427	133,705	98,508
Communications	82,021	87,944	337,689	235,655
Consumer Products	54,046	77,821	233,202	77,821
All Other	23,968	12,601	66,492	32,737
Total Revenues	$346,505	$382,092	$1,647,185	$1,080,670

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Preliminary Unaudited Operating (Loss) Income Reconciliation

(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Operating (Loss) Income:
Capital Markets	$(2,668)	(8,007)	$198,428	81,602
Wealth Management	683	(7,414)	3,097	(34,320)
Auction and Liquidation	(1,147)	12,372	21,371	12,600
Financial Consulting	7,816	4,412	30,420	16,312
Communications	6,468	11,205	34,725	30,320
Consumer Products	(35,146)	8,188	(75,318)	8,188
All Other	(13,918)	(10,758)	(62,093)	(45,254)
Total Operating (Loss) Income	$(37,912)	$9,998	$150,630	$69,448

www.brileyfin.com | NASDAQ: RILY	10

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Preliminary Unaudited Operating Revenues(2) Reconciliation

(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Total Revenues	$346,505	$382,092	$1,647,185	$1,080,670
Operating Revenues Adjustments:
Trading loss (income) and fair value adjustments on loans	40,271	58,670	(43,075)	202,628
Fixed Income Spread	8,250	8,069	29,165	27,127
Total Revenues Adjustments	48,521	66,739	(13,910)	229,755
Operating Revenues	$395,026	$448,831	$1,633,275	$1,310,425

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Preliminary Unaudited Capital Markets Operating Revenues(2) Reconciliation

(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Capital Markets	2023	2022	2023	2022
Total Revenues	$87,558	$72,304	$574,587	$327,596
Operating Revenues Adjustments:
Trading loss (income) and fair value adjustments on loans	42,794	59,115	(38,317)	206,150
Fixed Income Spread	7,011	6,927	25,519	22,765
Total Revenues Adjustments	49,805	66,042	(12,798)	228,915
Operating Revenues	$137,363	$138,346	$561,789	$556,511

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Preliminary Unaudited Capital Markets Segment Operating Income(7) Reconciliation

(Dollars in thousands

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Capital Markets	2023	2022	2023	2022
Segment (Loss) Income	$(2,668)	$(8,007)	$198,428	$81,602
Operating Revenues Adjustments:
Trading loss (income) and fair value adjustments on loans	42,794	59,115	(38,317)	206,150
Fixed Income Spread	7,011	6,927	25,519	22,765
Other investment related expenses	—	(2,515)	12,882	(63,519)
Total Operating Income Adjustments	49,805	63,527	84	165,396
Segment Operating Income	$47,137	$55,520	$198,512	$246,998

# # #

Contacts

Investors	Media
Mike Frank	Jo Anne McCusker
ir@brileyfin.com	jmccusker@brileyfin.com
(212) 409-2424	(646) 885-5425

Source: B. Riley Financial, Inc.

www.brileyfin.com | NASDAQ: RILY	11